Exhibit 99.2

National Rural Utilities Cooperative Finance Corporation

OFFER TO EXCHANGE UP TO $218,339,000 AGGREGATE PRINCIPAL AMOUNT OF 4.023% COLLATERAL TRUST BONDS DUE 2032
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

FOR

ANY AND ALL OUTSTANDING 4.023% COLLATERAL TRUST BONDS DUE 2032

THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

PURSUANT TO THE PROSPECTUS DATED

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

National Rural Utilities Cooperative Finance Corporation (“CFC”) is offering, upon and subject to the terms and conditions set forth in the prospectus, dated                        (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) its 4.023% Collateral Trust Bonds due 2032 that have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 4.023% Collateral Trust Bonds due 2032 (the “Original Bonds”). The Exchange Offer is being made in order to satisfy certain obligations of CFC contained in the Registration Rights Agreement, dated as of May 23, 2014, between CFC and J.P. Morgan Securities LLC.

We are requesting that you contact your clients for whom you hold Original Bonds regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Bonds registered in your name or in the name of your nominee, or who hold Original Bonds registered in their own names, we are enclosing the following documents:

1. Prospectus, dated                             ;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A form of letter which may be sent to your clients for whose account you holder Original Bonds registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. Return envelopes addressed to D.F. King & Co., Inc., the Exchange Agent for the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                       , UNLESS EXTENDED BY CFC (THE “EXPIRATION DATE”). ORIGINAL BONDS TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Original Bonds should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

CFC will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and related documents to the beneficial owners of Original Bonds held by them as nominee or in a fiduciary capacity. CFC will pay or cause to be paid all stock transfer taxes applicable to the exchange of Original Bonds pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to D.F. King & Co., Inc. at its address and telephone number set forth in the Letter of Transmittal.

Very Truly Yours,

National Rural Utilities Cooperative Finance Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CFC OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.